Exhibit 2.13

FINDER’S FEE AGREEMENT

THIS AGREEMENT is dated for reference as of the 20th Day of August, 2010, between Nevada Geothermal Power Inc. (the “Company”) having its registered office at Suite 900 - 409 Granville St.Vancouver, BC, Canada, V6C 1T2 and KBH Capital Corp, having a business address at Suite 530 - 800 West Pender St., Vancouver, BC V6C 2V6 (the “Finder”).

WHEREAS:

A.
The Company seeks to complete a financing of up to 20,000,000 units of the Company (the “Units”) at a price of $0.50 per Unit. Each Unit will consist of one common share (a “Share”) and one transferable share purchase warrant (a “Warrant”), with one Warrant entitling the holder to purchase one additional common share (a “Warrant Share”) of the Company for a period of three years from the date of closing at a purchase price of $0.70 per Warrant Share (the “Offering”).

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each of the parties), the parties agree as follows:

1.	Fees

1.1	At the closing of the Offering, the Company will:

(a)	pay the Finder a cash commission equal to 5% of the gross proceeds raised from subscriptions in the Offering from persons introduced to the Company by the Finder; and

(b)
issue to the Finder that number of unit purchase warrants (the “Finder’s Warrants”) equal to 5% of the Units sold through subscriptions in the Offering from persons introduced to the Company by the Finder, with one Finder’s Warrant entitling the Finder to purchase one additional unit (the “Finder’s Unit”) of the Company for a period of three years from the date of closing of the Offering at a purchase price of $0.50. Each Finder’s Unit will have the same terms as the Units sold in the Offering.

2.	Relationship Between Parties

2.1	Nothing contained in this Agreement shall be construed as:

(a)	creating an obligation on the Finder to market the Offering or solicit purchasers for the Offering;

(b)	creating any obligation on the Company to accept subscriptions from any of the purchasers introduced by the Finder; or

(c)	constituting the Finder acting as an agent of the Company.

2.2
This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes any prior understandings and agreements between the parties with respect to its subject matter. Further, there is no agreement, commitment arrangement or understanding between the parties pursuant to which the Finder will act as advisor, agent or underwriter or member of a selling group in respect of the Offering or in respect of a subsequent offering of securities of the Company. There are no representations, warranties, forms conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

3.	Representations by the Company

3.1	The Company represents, warrants and covenants to the Finder that:

(a)	Good Standing: the Company and its subsidiaries, if any, are in good standing and are duly registered in the jurisdictions they carry on business;

(b)
Issuance of Securities: the Company will reserve or set aside sufficient shares in its treasury to issue the Shares and the Warrant Shares and all such shares will be duly and validly issued as fully paid and non-assessable;

(c)
No undisclosed Material Change: there is not presently, and will not be until the closing, any material change or change in any material fact relating to the Company which has not been fully disclosed to the public;

(d)
Offering Not in Conflict or Breach: the issue and sale of the securities in the Offering by the Company does not and will not conflict with and will not result in a breach of: (i) any laws or regulations to which it is subject; (ii) the constating documents or resolutions of the Company; (iii) any agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or (iv) any judgment or order binding the Company or the property or assets of the Company;

(e)
No suits, proceedings or judgments: the Company is not a party to any suits or proceedings which could materially affect the Company and to the best of the Company’s knowledge no such suits or proceedings are contemplated or have been threatened and there are no judgments against the Company which are unsatisfied, nor are there any consent decrees or injunctions to which the Issuer is subject;

(f)
No Cease Trade Orders or Suspensions: no order ceasing, halting or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued to and is outstanding against the Company and no investigations or proceedings for such purposes are pending or threatened;

(g)	Continuous Disclosure: the Company has and will have filed all documents that are required to be filed under the continuous disclosure provisions of the securities legislation;

(h)	Reporting Issuer: the Company is a reporting issuer in the jurisdictions of British Columbia and Alberta and its securities are subject to restrictions on resale; and

(i)	Representations and Warranties true as of Closing: these warranties and representations are true and correct and will remain so as of the closing of the Offering.

4.	Indemnity

4.1
The Company hereby agrees to indemnify and hold the Finder, and its affiliates, and each of their directors, officers, employees and agents (hereinafter referred to as the “Personnel”) harmless from and against any and all losses or damages that may be incurred in relation to any claim, action, or investigation, whether actual or threatened, that arise directly or indirectly in connection with the matters referred to in this Agreement.

4.2
The indemnity obligations of the Company shall extend upon the same terms and conditions to the Personnel of the Finder and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Finder and any of the Personnel of the Finder. The foregoing provisions shall survive the completion of professional services rendered under this Agreement or any termination of this Agreement.

5.	General Provisions

5.1	The representations, warranties and indemnities in this Agreement will survive the Closing and the completion of the Offering.

5.2	The parties will comply in all respects with all applicable laws, rules and policies in connection with the Offering.

5.3	Any amendment to this Agreement must be set forth in writing and duly executed by both parties.

5.4
Any notice given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient at the addresses of the parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by either party to the other. Any notice given shall be conclusively deemed to have been given on the day of actual delivery.

5.5
Each party must from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out the full intent and meaning of this Agreement.

5.6	This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein without giving effect to the conflicts of laws principles thereof. Headings used in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

5.7
This Agreement may be executed in counterparts and delivered electronically or by fax, each of which shall be deemed to be an original and both of which together will constitute one agreement, effective as of the date given above notwithstanding the actual date of the execution.

5.8	This Agreement may be terminated at anytime up to closing of the Offering by either the Company or the Finder.

THE PARTIES, intending to be legally bound, have executed this Agreement as of the date set forth on the first page notwithstanding its actual date of execution.

KBH CAPITAL CORP.	Nevada Geothermal Power Inc.
By its authorized signatory:	By its authorized signatory: